[LETTERHEAD]





                                                           June 21, 1996


SFX Broadcasting Inc.
150 East 58th Street
19th Floor
New York, NY  10155

Ladies and Gentlemen:

                  We have acted as counsel to SFX Broadcasting Inc., a Delaware corporation (the "Company"), in connection with its filing of a registration statement on Form S-4, Reg. No. 333-_____, (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering 10 3/4% Senior Subordinated Notes Due 2006, Series B (the "Series B Notes").

                  We have examined such records and documents, including the Registration Statement, as we have deemed relevant and necessary as the basis of the opinion set forth below. On the basis of the foregoing, our opinion, under present United States federal tax laws, is set forth in the Registration Statement under the caption "Certain Federal Income Tax Considerations." This opinion is limited by the qualifications set forth in the Registration Statement section captioned "Certain Federal Income Tax Considerations."

                  We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

                                              Very truly yours,


                                              /s/ Baker & McKenzie




BLG/PJC/WD